Exhibit (a)(144)

VOYA INVESTORS TRUST

AMENDMENT #130 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

Effective: July 24, 2026

The undersigned, being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended (the “Declaration of Trust”), including Article VI, Sections 6.1, 6.2 and 6.3 and Article XI, Section 11.4, hereby amend the Declaration of Trust to:

1.Redesignate Class ADV shares of Voya Balanced Income Fund to Class R;

2.Redesignate Class S shares of Voya Balanced Income Fund to Class R3; and

3.Redesignate Class S2 shares of Voya Balanced Income Fund to Class A.

For the avoidance of doubt, the Class ADV, Class S, and Class S2 shares of all other Series of the Trust remain unchanged.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

The foregoing shall be effective upon the date first written above.

/s/ Colleen D. Baldwin Colleen D. Baldwin, as Trustee

/s/ John V. Boyer

John V. Boyer, as Trustee

/s/ Jody T. Foster

Jody T. Foster, as Trustee

/s/ Dennis A. Johnson

Dennis A. Johnson, as Trustee

/s/ Joseph E. Obermeyer

Joseph E. Obermeyer, as Trustee

/s/ Christopher P. Sullivan Christopher P. Sullivan, as Trustee

/s/ Christian G. Wilson Christian G. Wilson, as Trustee

/s/ Mark R. Wetzel

Mark R. Wetzel, as Trustee